Exhibit 99.1

July 25, 2018

Echo Global Logistics Reports Record Second Quarter Revenue; Up 35% Year over Year
CHICAGO, July 25, 2018 (GLOBE NEWSWIRE) -- Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation management services, today reported financial results for the quarter ended June 30, 2018.
"This marks our fifth quarter in a row with record revenue, driven by strong execution from our talented team of people, utilizing our highly differentiated proprietary technology," said Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer at Echo. "In addition to our excellent growth, we are driving improved profitability."

Second Quarter 2018 Highlights

•	Revenue increased 35.0% to $634.8 million from the second quarter of 2017

•	Truckload ("TL") (includes Partial TL) revenue increased 41.0% and less than truckload ("LTL") revenue increased 23.6% from the second quarter of 2017

•	Transactional revenue increased 35.4% to $502.8 million and Managed Transportation revenue increased 33.8% to $132.0 million from the second quarter of 2017

•	Net revenue(1) increased 30.8% to $106.8 million from the second quarter of 2017

•	Net income increased to $7.7 million, compared to a net loss of $0.2 million in the second quarter of 2017

•	Fully diluted EPS increased to $0.28 in the second quarter of 2018; non-GAAP fully diluted EPS(1) increased to $0.46 in the second quarter of 2018

•	Adjusted EBITDA(1) grew 74.0% to $24.4 million, compared to $14.0 million in the second quarter of 2017
_____________________
(1)Represents a non-GAAP financial measure. For the definition and a discussion of each non-GAAP financial measure contained in this release, see "Non-GAAP Financial Measures." For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see the "Reconciliation of Non-GAAP Financial Measures" section of this Press Release.

Acquisition of Freight Management Plus, Inc.
On July 6, 2018, Echo acquired substantially all of the assets of Freight Management Plus, Inc. ("FMP"), a third-party logistics company headquartered in Allison Park, PA, mainly specializing in LTL Managed Transportation solutions. FMP generates approximately $15 million in annual revenue and provides Echo with experienced LTL sales professionals and management talent, as well as an expanded portfolio of small to middle-market shippers.
"The FMP team strengthens our existing Managed Transportation talent while expanding our client base," commented Dave Menzel, President and Chief Operating Officer at Echo. Menzel added, "FMP is well positioned to benefit from Echo's technology and multi-modal service offerings, which will drive an acceleration of their growth."

Summarized financial results and select operating metrics are as follows:

	Three Months Ended June 30,
Dollars in millions, except per share data	2018	2017	% change
	(unaudited)
Transactional revenue	$502.8	$371.4	35.4%
Managed Transportation revenue	132.0	98.7	33.8%
Revenue	634.8	470.1	35.0%

Transportation costs	528.0	388.5	35.9%
Net revenue (1)	106.8	81.6	30.8%

Commission expense	32.4	24.7	30.8%
Change in contingent consideration	0.1	0.2	(74.3)%
Stock compensation expense	2.2	2.4	(8.4)%
Other selling, general and administrative	50.0	42.8	16.7%
Selling, general and administrative expenses	84.6	70.2	20.6%

Depreciation	5.8	4.4	31.6%
Amortization	3.2	3.6	(9.5)%
Depreciation and amortization	9.0	8.0	13.3%

Income from operations	13.1	3.4	281.3%

Cash interest expense	1.6	1.7	(2.5)%
Non-cash interest expense	2.1	2.0	5.9%
Interest expense	3.8	3.7	2.1%
Income (Loss) before provision for income taxes	9.4	(0.2)	NM
Income tax expense	(1.7)	(0.0)	NM
Net income (loss)	$7.7	$(0.2)	NM

Fully diluted earnings (loss) per share	$0.28	$(0.01)	NM
Diluted shares(1)(2)	27.9	28.0
Note: Amounts may not foot due to rounding.
(1)See the "Reconciliation of Non-GAAP Financial Measures" and "Non-GAAP Financial Measures" sections of this Press Release.
(2)For the three months ended June 30, 2017, 239,440 incremental shares related to stock-based awards were not included in the computation of diluted loss per share because of the net loss during the period. Diluted shares used in the reconciliation of non-GAAP fully diluted EPS was 28,255,562.

Reconciliation of Non-GAAP Financial Measures	Three Months Ended June 30,
Dollars in millions, except per share data	2018	2017	% change
	(unaudited)
Revenue	$634.8	$470.1	35.0%
Transportation costs	528.0	388.5	35.9%
Net revenue (1)	$106.8	$81.6	30.8%

Net income (loss)	$7.7	$(0.2)	NM
Depreciation	5.8	4.4	31.6%
Amortization	3.2	3.6	(9.5)%
Non-cash interest expense	2.1	2.0	5.9%
Cash interest expense	1.6	1.7	(2.5)%
Income tax expense	1.7	0.0	NM
EBITDA (1)	$22.1	$11.4	94.0%
Change in contingent consideration	0.1	0.2	(74.3)%
Stock compensation expense	2.2	2.4	(8.4)%
Adjusted EBITDA (1)	$24.4	$14.0	74.0%

Fully diluted earnings (loss) per share	$0.28	$(0.01)	NM
Change in contingent consideration	0.00	0.01	(73.9)%
Amortization	0.12	0.13	(8.2)%
Non-cash interest expense	0.08	0.07	7.4%
Stock compensation expense	0.08	0.09	(7.1)%
Tax effect of adjustments	(0.09)	(0.10)	14.8%
Non-GAAP fully diluted EPS (1)(2)	$0.46	$0.18	160.1%

Operating Metrics
Net revenue margin	16.8%	17.4%	(54)	bps
Total employees	2,584	2,466	4.8%
Sales employees and agents	1,726	1,671	3.3%
Truckload (TL) revenue %	69.9%	66.9%	296	bps
Less than truckload (LTL) revenue %	25.3%	27.6%	(234)	bps
Note: Amounts may not foot due to rounding.
(1)See the "Non-GAAP Financial Measures" section of this Press Release for the definition and a discussion of each Non-GAAP financial measure.
(2)For the three months ended June 30, 2017, 239,440 incremental shares related to stock-based awards were not included in the computation of diluted loss per share because of the net loss during the period. Diluted shares used in the reconciliation of non-GAAP fully diluted EPS was 28,255,562.

2018 Third Quarter and Full Year Guidance
“We expect revenue for the third quarter to be between $610 million and $650 million and we are increasing our full year 2018 revenue guidance range to $2.375 billion to $2.475 billion,” said Kyle Sauers, Chief Financial Officer at Echo.

Conference Call
A conference call, with accompanying presentation slides, will be broadcast live on July 25, 2018 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer; Dave Menzel, President and Chief Operating Officer; and Kyle Sauers, Chief Financial Officer, will host the call. To participate in the call, dial 877-303-6235 (toll free) or 631-291-4837 (toll) and reference "Echo Global Logistics." To listen to a live webcast of the call, visit the Echo website at http://ir.echo.com. A replay of the webcast will be available for one year following the live webcast in the Investor Relations section of the Echo website. To listen to an audio replay, call 855-859-2056 (toll free) or 404-537-3406 (toll) and enter conference ID 8887932. The audio replay will be available through August 1, 2018.

Non-GAAP Financial Measures
This release includes the following financial measures defined as "Non-GAAP financial measures" by the Securities and Exchange Commission (the "SEC"): Net revenue, EBITDA, Adjusted EBITDA and Non-GAAP fully diluted EPS. Net revenue is calculated as revenue less transportation costs. EBITDA is defined as net income (loss) excluding the effects of depreciation, amortization, cash and non-cash interest expense and income taxes. Adjusted EBITDA is defined as EBITDA (as previously defined) excluding the effects of changes in contingent consideration and stock compensation expense. Non-GAAP fully diluted EPS is defined as fully diluted earnings (loss) per share excluding changes in contingent consideration, amortization, non-cash interest expense, stock compensation expense and the tax effect of these adjustments. We believe such measures provide useful information to investors because they provide information about the financial performance of the Company's ongoing business.
Net revenue, EBITDA, Adjusted EBITDA and Non-GAAP fully diluted EPS are used by management in its financial and operational decision-making and evaluation of overall operating performance. These measures may be different from similar measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see "Reconciliation of Non-GAAP Financial Measures" included in this release.

Forward-Looking Statements
All statements made in this release, other than statements of historical fact, are or may be deemed to be forward-looking statements. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. These statements are based on current plans and expectations of Echo Global Logistics and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. Information concerning these risks, uncertainties and other factors is contained under the headings "Risk Factors" and "Forward-Looking Statements" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2017, and other filings with the SEC.

Echo Global Logistics, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
In thousands, except per share data	(unaudited)		(unaudited)
Revenue	$634,811	$470,086	$1,211,902	$885,838

Costs and expenses:
Transportation costs	528,022	388,473	1,005,190	729,727
Selling, general and administrative expenses	84,644	70,199	165,162	137,436
Depreciation and amortization	9,033	7,976	17,939	16,014
Income from operations	13,112	3,439	23,612	2,661
Interest expense	(3,754)	(3,677)	(7,504)	(7,302)
Income (Loss) before provision for income taxes	9,358	(239)	16,107	(4,640)
Income tax (expense) benefit	(1,680)	(6)	(3,702)	1,523
Net income (loss)	$7,678	$(245)	$12,405	$(3,117)

Basic earnings (loss) per share	$0.28	$(0.01)	$0.45	$(0.11)
Diluted earnings (loss) per share	$0.28	$(0.01)	$0.45	$(0.11)
Note: Amounts may not foot due to rounding.

Echo Global Logistics, Inc.
Condensed Consolidated Balance Sheets

	June 30, 2018	December 31, 2017
In thousands	(unaudited)
Cash and cash equivalents	$44,656	$23,515
Accounts receivable, net of allowance for doubtful accounts	393,300	309,733
Other current assets	17,243	15,053
Total noncurrent assets	484,580	489,778
Total assets	$939,780	$838,079

Accounts payable	$267,278	$193,749
Other current liabilities	44,456	40,579
Convertible notes, net	214,774	210,919
Other noncurrent liabilities	35,055	33,960
Stockholders’ equity	378,218	358,872
Total liabilities and stockholders’ equity	$939,780	$838,079
Note: Amounts may not foot due to rounding.

Echo Global Logistics, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2018	2017
In thousands	(unaudited)
Net cash provided by operating activities	$34,680	$25,125
Net cash used in investing activities	(14,231)	(9,549)
Net cash provided by (used in) financing activities	693	(12,192)
Increase in cash and cash equivalents	21,141	3,385
Cash and cash equivalents, beginning of period	23,515	16,646
Cash and cash equivalents, end of period	$44,656	$20,031
Note: Amounts may not foot due to rounding.

About Echo Global Logistics
Echo Global Logistics, Inc. (NASDAQ: ECHO) is a leading provider of technology-enabled transportation and supply chain management services. Headquartered in Chicago with more than 30 offices around the country, Echo offers freight brokerage and Managed Transportation solutions for all major modes, including truckload, partial truckload, LTL, intermodal and expedited. Echo maintains a proprietary, web-based technology platform that compiles and analyzes data from its network of over 40,000 transportation providers to serve clients across a wide range of industries and simplify the critical tasks involved in transportation management. For more information on Echo Global Logistics, visit: www.echo.com.
ECHO: Earnings
INVESTOR RELATIONS CONTACTS:
Kyle Sauers
Chief Financial Officer
Echo Global Logistics
312-784-7695
Zach Jecklin
VP of Strategy
Echo Global Logistics
312-784-2046

MEDIA RELATIONS:
Christopher Clemmensen
SVP of Marketing
Echo Global Logistics
312-784-2132